Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2019 RESULTS

MOUNT AIRY, N.C., January 17, 2019 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended December 29, 2018.

First Quarter 2019 Results

Net earnings for the first quarter of fiscal 2019 decreased to $4.1 million, or $0.21 per share, from $8.1 million, or $0.42 per diluted share, in the same period a year ago. Insteel’s first-quarter results for fiscal 2019 were unfavorably impacted by lower shipments and higher unit manufacturing costs on lower production volume relative to the prior year quarter.

Net sales increased 6.5% to $104.1 million from $97.7 million in the prior year quarter driven by a 28.7% increase in average selling prices that offset a 17.2% decrease in shipments. Shipments for the current year quarter were adversely impacted by the unusually wet weather in many regions of the country and construction project delays together with an increase in low-priced import competition. On a sequential basis, shipments decreased 14.5% from the fourth quarter of fiscal 2018 while average selling prices increased 0.4%. Gross margin narrowed 140 basis points to 10.5% from 11.9% in the prior year quarter due to the reduction in shipments and higher manufacturing costs.

Other income for the current year quarter includes a $0.7 million gain on the disposition of property, plant and equipment, which increased net earnings per share by $0.02. The income tax provision for the prior year quarter includes a $3.7 million, or $0.19 per share, gain on the remeasurement of deferred tax assets and liabilities related to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act. Excluding the deferred tax gain in the prior year quarter, Insteel’s effective tax rate decreased to 23.5% from 24.9% a year ago.

Operating activities used $22.8 million of cash while providing $14.8 million in the prior year quarter primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $31.3 million of cash in the current year quarter to fund an increase in inventories and a reduction in accounts payable and accrued expenses while providing $4.7 million in the prior year quarter.

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2019 increased to $6.2 million from $6.1 million in the prior year quarter. Capital outlays for fiscal 2019 are expected to total up to $22.0 million primarily focused on cost and productivity improvement initiatives in addition to recurring maintenance.

Insteel ended the quarter debt-free with $15.5 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

(MORE)

1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Outlook

“Looking ahead to the remainder of fiscal 2019, we expect improved market conditions driven by continued growth in the construction sector and the weather-related deferral of business from the first quarter. We should also benefit from lower manufacturing costs at our facilities through higher operating volumes and increasing contributions from our process improvement initiatives. Our second quarter results, however, will reflect the usual seasonal slowdown in construction activity.

“The growth outlook for our engineered structural mesh (“ESM”) product line remains positive. We believe the continued tightness in the job market will spur increased interest in the use of ESM as a replacement for conventional rebar for many cast-in-place applications where it can allow contractors to realize a meaningful reduction in installation labor and compress project timelines.

“We continue to be actively engaged with the Administration regarding the detrimental impact of the Section 232 tariff program on downstream consumers of steel. Domestic prices for hot-rolled steel wire rod, our primary raw material, remain substantially higher than global market levels, providing foreign producers of welded wire reinforcement and PC strand with a significant cost advantage as they aggressively seek to expand their presence in the U.S. market. The resulting pricing pressure has compressed margins in those portions of our business that are susceptible to import competition, particularly for our PC strand product line. We remain hopeful that the Administration will be amenable to a solution that places domestic producers on equal footing with foreign competitors.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 29, 2018.

(MORE)

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 29, 2018 and in other filings made by us with the SEC.

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2018	2017
Net sales	$104,110	$97,741
Cost of sales	93,134	86,080
Gross profit	10,976	11,661
Selling, general and administrative expense	6,534	5,763
Other expense (income), net	(829)	19
Interest expense	30	28
Interest income	(155)	(76)
Earnings before income taxes	5,396	5,927
Income taxes	1,270	(2,184)
Net earnings	$4,126	$8,111

Net earnings per share:
Basic	$0.21	$0.43
Diluted	0.21	0.42

Weighted average shares outstanding:
Basic	19,223	19,041
Diluted	19,336	19,224

Cash dividends declared per share	$0.03	$1.03

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Unaudited)
	December 29,	September 29,	December 30,
	2018	2018	2017
Assets
Current assets:
Cash and cash equivalents	$15,503	$43,941	$37,336
Accounts receivable, net	36,524	51,484	39,769
Inventories	115,306	94,157	70,918
Other current assets	5,841	5,895	5,101
Total current assets	173,174	195,477	153,124
Property, plant and equipment, net	111,171	106,148	102,891
Intangibles, net	9,429	9,703	10,634
Goodwill	8,293	8,293	8,293
Other assets	9,367	9,913	9,698
Total assets	$311,434	$329,534	$284,640

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$40,456	$60,059	$30,992
Accrued expenses	6,876	11,929	5,411
Dividends payable	577	-	19,612
Total current liabilities	47,909	71,988	56,015
Other liabilities	18,143	15,881	16,515
Shareholders' equity:
Common stock	19,223	19,223	19,041
Additional paid-in capital	73,019	72,852	70,052
Retained earnings	154,634	151,084	124,350
Accumulated other comprehensive loss	(1,494)	(1,494)	(1,333)
Total shareholders' equity	245,382	241,665	212,110
Total liabilities and shareholders' equity	$311,434	$329,534	$284,640

(MORE)

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2018	2017
Cash Flows From Operating Activities:
Net earnings	$4,126	$8,111
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,242	3,176
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	174	235
Deferred income taxes	2,131	(2,069)
Loss (gain) on sale and disposition of property, plant and equipment	(709)	17
Increase in cash surrender value of life insurance policies over premiums paid	-	(256)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	14,960	515
Inventories	(21,149)	10,935
Accounts payable and accrued expenses	(25,145)	(6,793)
Other changes	(414)	877
Total adjustments	(26,894)	6,653
Net cash provided by (used for) operating activities	(22,768)	14,764

Cash Flows From Investing Activities:
Capital expenditures	(6,194)	(6,080)
Acquisition of business	-	(3,300)
Proceeds from surrender of life insurance policies	13	41
Decrease (increase) in cash surrender value of life insurance policies	518	(194)
Net cash used for investing activities	(5,663)	(9,533)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90	90
Principal payments on long-term debt	(90)	(90)
Payment of employee tax withholdings related to net share transactions	(7)	-
Net cash used for financing activities	(7)	-

Net increase (decrease) in cash and cash equivalents	(28,438)	5,231
Cash and cash equivalents at beginning of period	43,941	32,105
Cash and cash equivalents at end of period	$15,503	$37,336

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$36	$(7)
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,090	1,005
Declaration of cash dividends to be paid	576	19,612
Restricted stock units and stock options surrendered for withholding taxes payable	7	-

###